September 29, 2007

Susan S. Mann
Counsel for Stacey Kivel
Reed Smith Richards Butler LLP (registered no. OC303620)
Barristers And Solicitors
Minerva House
5 Montague Close
London SE1 9BB
(o) +44(0)20 7556 6895
(m) +44(0) 780 915 8321
Email: Ssmann@reedsmith.com

Bruce Paige, Esq.,* Park Place 1240-666 Burrard Street Vancouver, BC Canada V6C 2X8 Ph: 604-633-0288 Fax: 604-633-0298 email: brucepaige@telus.net

                                                                                                     "Confidential Intended For Recipient Counsel Only"

Dear Ms. Mann:                                                                                                                   Via E-mail

Re:	(1) (2) (3) (4) (5) (6)

Executive Services Agreement Dated May 24, 2007 (ESA)
Non-Executive Director Agreement Dated February 7, 2007 (Schedule "A" to ESA and referred to therein as the "Directors Engagement Letter" or [DEL])
Resignation or Removal Stacey Kivel as CEO and Director of the Board (the "Board") of Geneva Resources Inc. (the "Company");
"Notice of Termination" to Stacey Kivel as President and CEO of the Company" effective July 20, 2007 (the "Notice");
The Special Committee of the Board (the "Special Committee") Directives effective July 20, 2007 (the "Directives").
August 3, 2007 reply to the Directives (the "Reply to Directives").

Further to our various correspondences and particularly the telephone conversation (Paige/Mann) of September 24, 2007 and your email correspondence dated August 3, 2007 and received by the writer September 5, 2007, we confirm the following:

1.        The writer is special counsel for the Company and a member of the Special Committee of the Board.

2.        You have advised the writer that you act as counsel for Ms. Stacey Kivel regarding the above matters and that you have proposed a settlement. We propose to deal with the portion of your Reply to Directives, which deals specifically with non-settlement matters in this correspondence. We will seek further instructions and deal on a "without prejudice" basis with any settlement related correspondence in due course.

3.        Pursuant to Section 10.3 of the ESA of May 24, 2007, and upon the instructions of the Interim President and CEO of the Company, Marcus Johnson, the writer forwarded the Notice and Directives (set out at Part IV of the Notice) to your client, Ms. Stacey Kivel, by pre paid registered mail on Monday July 16, 2007. The writer signed the Notice, on behalf of Mr. Johnson and as special counsel to the Board. The address on the Notice was the same one as specified and provided in the ESA as your client's address for service. Your client was deemed duly and effectively served with the Notice three clear days after the date the Notice was mailed to her by pre-paid registered mail pursuant to ESA Section 10.3. We confirmed that the effective date of Notice pursuant to Section 5.3 of the ESA was July 20, 2007.

* Services provided through a professional law corporation

4.        The Notice further required your client's immediate response to the Special Committee of the Board (the "Special Committee") Directives set out in the Notice at Part VI. Although we did not receive your reply until September 5, 2007, we appreciate your letter was dated August 3, 2007. You have stated that, as counsel on behalf of Ms. Kivel, you inadvertently misdirected the Reply to Directives to the wrong address. Accepting that explanation we nevertheless maintain that Ms. Kivel is duly and legally terminated from her positions as President, CEO and Director of the Company, on the grounds and for the reasons set out in this letter. For clarity, this letter is the position of the Special Committee of the Board based on our investigation and findings regarding Ms. Kivel's engagement by the Company as President, CEO and Director.

5.        The Notice expressly confirmed that under the DEL, your client remained a Director. In the absence of her written resignation, she was a fiduciary to the Company and bound by the duties of confidentiality and the need to act in good faith and in the best interests of the Company at all times notwithstanding that she may or may not have a dispute or claim as against the Company. In particular, the Directives were concerned with Ms. Kivel's outside interests as they may have reasonably conflicted with her duties as a Director of the Company and her duty to declare such outside interests, or potential conflicts of interest, at the time of entering into the DEL pursuant to clause 6 thereof.

6.       Articles 5 and 6 of the ESA also provide for further duties of disclosure, which were binding on Ms. Kivel, as President and CEO of the Company, during the currency of the ESA and up to its termination. Section 3.7 expressly states that sections 3.3, 3.4, 3.5, 3.6, 3.8 and 5.3 survive termination of the ESA. The Special Committee made the Directives on the authority of the Board, pursuant to ESA Section 5.3. The Directives required Ms. Kivel to provide her responses to the inquiries set out in the Directives as soon as reasonably possible. This was necessary to allow the Special Committee to obtain information regarding the circumstances surrounding her appointment as a Director under the DEL and her engagement as the President and CEO of the Company under the ESA on May 24, 2007.

The Reply to Directives

7.        As legal counsel for Ms. Kivel, you informed the writer that you were in possession of the Notice and that you had reviewed the Directives with your client. You confirmed that you had also had an opportunity to review the ESA and DEL with Ms. Kivel. You advised the writer that the responses set out in the Reply to Directives are based on Ms. Kivel's instructions.

8.        We provide our response to the comments, issues and matters raised in the Reply to Directives. We deal with your comments in the order they appear:

(8.1)     Ms. Kivel has refused or neglected to respond fully and accurately to the inquiry regarding the properties (the "Allied Properties") in Nigeria, which are the subject matter of a letter of intent (the "LOI") between Allied Minerals Limited ("Allied") and the Company (hereinafter the "Allied Deal"). Ms. Kivel was directly involved in negotiating the LOI with allied as the President, CEO and Director of the Company.

The Special Committee's position is that there is evidence that Ms. Kivel did in fact enter into an agreement with Adebola Adefehinti in October 2006 to receive 5% of his 25% interest in Allied (hereinafter the "Allied Commission") upon Ms. Kivel delivering a funding partner to develop the Allied Properties. A written statement of Mr. Adefehinti dated July 15, 2007 (the "Adefehinti Statement") details the relationship of Ms. Kivel to the Allied Commission prior to her entering into the DEL on February 7, 2007 and the ESA on May 24, 2007, respectively. As such, Ms. Kivel was expressly in breach of the disclosure covenants, non-compete covenants and non-conversion of corporate property covenants in the DEL clauses 6, 10 and 12. The Allied Commission also breached corresponding terms, conditions and covenants under Articles 2, 3, 5 and 6 of the ESA. The illegality of intending or actually taking of an undisclosed (therefore secret) commission by a fiduciary who owes a special duty of utmost good faith and full disclosure to a principal, is firmly entrenched at law. Directors or Corporate Officers attempting to convert corporate opportunities through secret commissions not only may be subject to tortuous liability, but they there are various corporate and securities laws and regulations which give the aggrieved party certain remedies for the tracing of undisclosed gains. Based on the foregoing, not only is Ms. Kivel's attempt to illegally obtain undisclosed profits under the Allied Commission the cause for the Termination of her engagement under the DEL (as Director) and the ESA (as President and CEO), it may give rise to the right to rescission of each contract for fundamental breach. It may even be arguable that the false pretence (surrounding the secret commission) under which Ms. Kivel entered into the contracts may give rise to the contracts being void ab initio. There are further remedies available to the Company against Ms. Kivel if the secret commission is proven in court.

The Special Committee expects to have further depositions supporting the above facts. We enclose the Adefehinti Statement. The letter of July 8, 2007 from the Chairman of Allied was consistent with the truth of the above facts and the Adefehinti Statement, because the Allied Commission was not directly entered into with Allied and it was an oral contract. Therefore, we consider that the July 8, 2007 letter was merely an effort to conceal the truth and dissuade the Board from further investigating the facts surrounding the secret commission. This makes the initial deceit of Ms. Kivel to the Company even more malicious

(8.2)     Ms. Kivel denied being requested to travel to Germany or any impediments to travel to Germany to assist Kay Jessel as set out in the Directive IV (c). Three shareholders of the Company (Gino Cicci, Kay Jessel and Richard Elliott-Square) all maintain that Ms. Kivel was asked to travel to Germany to meet with and assist Mr. Jessel with certain arranged investor relations meetings on behalf of the Company. There is also evidence to support the allegation that Ms. Kivel refused to travel to Germany because she was concerned with being detained and questioned by the German authorities in relation to her involvement with the brokering of a business acquisition; which is apparently is now being investigated for fraud and bad faith by the German authorities.

The Special Committee's investigation of the specifics of Ms. Kivel's involvement with the acquisition of the German manufacturing company Hans Brochier GmbH & Co. KG ("Brochier") is not yet complete. What we do know is that in 2004 the giant German waste management company AGR decided to sell its subsidiary Brochier (which had over 800 employees) as a going concern to a party which would be able to reorganize Brochier and save the 130 year old business with the assistance of German government financial backing. The purchaser was Aubach Capital, a company registered in the British Virgin Islands, which acquired Brochier for 1€ in January 2005. Apparently, Brochier had credit facilities arranged though the German financing institution Abfallgesellschaft Ruhr for 11 Million € Euros. Almost immediately, 8 Million Euros was wrongfully appropriated by the principle of Aubach Capital, Rhodri Philipps (Phillips), to buy a German chemical company, LII Europe. The remaining 3 Million Euros was traced by German officials to a holding companies apparently controlled by Philipps. A holding company of Aubach Capital, Bromley Consulting, registered in London and controlled by Philipps, was paid "consulting fees" of 1.7 Million Euros. The balance of 1.3 Million Euros ended up in another tax haven, Mauritius. Two individuals have been apprehended by European government officials for the 11 Million Euro swindle that has left Brochier bankrupt. Philipps, was arrested in Frankfurt, German where he has been held without bail since March 2007. Derek Ashley (Ashley), the managing director of Brochier at the time of the swindle. Ashley was arrested in Spain and has been held in detention pending German authority's application for extradition. Although Philipps claimed to have a 1.2 Billion Euro line of credit through German banks, he had been personally bankrupt since June 2002. Phillips is alleged to have misappropriated the funds for the acquisition of LII Europe in Frankfurt and to have used the rest for private purposes. Furthermore, the public prosecutor claims that Phillips had failed to declare the company bankrupt within reasonable time.

The Special Committee also knows that Ms. Kivel forwarded an email on Wednesday March 15, 2007, to Richard Elliott-Square, a Company shareholder, who you mention in the Reply to Directives as a person Ms. Kivel has been in contact with since she started dealing with the Company. We have attached the said email as a PDF file. It is evident that MS. Kivel is referring to February 19, 2007 article in the Evening Standard regarding the arrest of Rhodri Philipps for the Brochier swindle. Ms. Kivel sends the first email on February 23, 2007 regarding the Rhodri Philipps Evening Standard article, to Marvin Green, a family friend, who Ms. Kivel describes in her March 15, 2007 email to Mr. Elliott-Square as "the other buyer I found for AGR (parent of Brochier that was the original company for sale)." Ms. Kivel states: "I know Hans - I introduced him to R and to Marvin." Mr. Elliott-Square advises the Special Committee that Ms. Kivel told him that she was paid a finder's fee for introducing the buyers in the AGR/Brochier deal to Hans (Heinz Koenig the broker). Mr. Elliott-Square advised us that Ms. Kivel admitted she was paid around 200,000 Euros as a finders fee which was paid into her offshore Swiss bank account. Ms. Kivel also told Mr. Elliott-Square that she was very apprehensive about traveling to Germany to assist Mr. Jessel, because Philipps was arrested in Germany, then Ashley was apprehended in Spain. Apparently, Ms. Kivel believed that as a person with potential information that could assist the German authorities with their investigation she might be detained and questioned if she flew into Germany. Mr. Elliott-Square explained that that was why Ms. Kivel refused to travel to Germany on Company business in June-July of 2007 with Mr. Jessel. One fact which seemed to be consistent with Mr. Elliott-Squares recitation of Ms. Kivel's story was that Marcus Johnson, confirmed that Ms. Kivel directed the Company to make all payments which would be payable to her for services under the ESA and DEL, be paid into her Swiss bank account. This was done. We attach proof the particulars of Ms. Kivel's Swiss account to which Company payments were made.

The Special Committee expects to have further depositions supporting the above facts. The Special Committee believes that the failure or refusal of Ms. Kivel to travel to Germany was cause for termination of her contracts with the Company, since it impaired her ability to properly engage in funding and investor relations activities on behalf of the Company. Germany was and continues to be an important country for the Company from an investor relations perspective. Another factor is the refusal of Ms. Kivel to candidly respond to the Directives, which were put to her. The above information is relevant to the Special Committee's conclusion that Ms. Kivel has not been candid and forthright with the Company in the past on the subject matters dealt with in the Directives. Ms. Kivel's lack of candor prior to the Notice and Directives would have been grounds for termination of the ESA pursuant to Section 3.4; however, this was further exacerbated by the fact the Special Committee offered Ms. Kivel an opportunity to fully and fairly explain the issues and matters raised in the Directive. Instead, Ms. Kivel chose to ignore or deny the facts and allegations instead of offering a reasonable explanation for them. On the facts before it, the Special Committee finds the Company had cause to dismiss Ms. Kevil under all the circumstances.

(8.3)     To best of the Special Committee's knowledge, Gino Cicci and Richard Elliott-Square are shareholders and consultants for the Company. They have worked closely with Ms. Kivel since she was first engaged by the Company. It is clear from the emails we have attached with this letter that Mr. Elliott-Square and, to a lesser extent, Mr. Cicci, have had confidential disclosures from Ms. Kivel from the very beginning of her dealings with the Company. There is no evidence that either of these persons have in anyway represented themselves to anyone as Board members. Furthermore, there is no evidence before the Special Committee that these gentlemen have made any disclosure of confidential information to third parties.

(8.4)     Marcus Johnson is the interim President of the Company, a director and a Special Committee member. There is no evidence before the Special Committee that suggests he does not own the shares registered in his name, and he has advised the writer and the Company; as further represented in his SEC filings; that he does beneficially own the Company shares registered in his name.

(8.5)     The Special Committee fails to see how the Company's decision to have non-Board members attend an introductory meeting with Ms. Kivel as a potential candidate for President is related to her conduct giving rise to the termination of her engagement as Director, President and CEO of the Company. It is entirely reasonable for a company to bring in consultants, interested shareholders or experts to evaluate a leadership candidate in advance of their engagement.

(8.6)     The reference to the request of Ms. Kivel for "records, financial statements or Board communications" is definitely not a defence to the kind of conduct we have described above which warranted termination of the contracts by the Company. Moreover, the facts as supported by the documented records are not consistent with the statements in the Reply to Directives on this point. For instance, we refer your attention to the email dated June 27, 2007, from Ms. Kivel to Vaughn Barbon and Marcus Johnson. In reply to Ms. Kivel's inquiry about whether the Company's financial statements were audited and available to her, Mr. Barbon's reply, of even date, explained that the auditors must review and approve the quarterly reports. In the same email reply (which we attach for your convenience), Mr. Barbon explains that the quarterly reports are available on the Company's website and through the Company's EDGAR filings. Mr. Barbon also offers to send the financials to Ms. Kivel. It is clear to the Special Committee that Mr. Barbon, as controller for Company, was and is doing all things reasonably necessary to facilitate financial information disclosure to the Company's Board, including Ms. Kivel. In this email exchange, it is also indicated that Ms. Kivel is advising Marcus Johnson, on June 27, 2007, that she is proposing to schedule a Board meeting "in the near future". This suggests to the Special Committee that Ms. Kivel, as President and CEO, as well as a Director, believed it was up to her to schedule the Board meetings and she planned to do so in the future. There is no suggestion in her email that she felt that she was being prevented from holding a Board meeting or that the Company was somehow discouraging Board meetings. The Special Committee sees no evidence that Ms. Kivel's complaints regarding her efforts to obtain the Company financial records or her efforts to hold Board meetings were in anyway thwarted. If anything, it appears that Ms. Kivel may lack the necessary resourcefulness, initiative and organizational skills to competently manage and organize the Company and is now complaining about the results of her own failings after the fact. This is further support for the Special Committee's findings that the Company did have just cause for termination for not only Ms. Kivel's apparent deceit, but also for her incompetence.

(8.7)     The Company, through its Board's resolutions of July 12, 2007, decided to terminated Ms. Kivel's contractual engagement as Director under the DEL and as President and CEO under the ESA. The Board delegated to the Special Committee the responsibility for providing proper Notice under the respective contracts and to determine the appropriate basis for the termination. This included, without limitation, the responsibility for investigating Ms. Kivel's conduct to determine if it justified the termination for cause under Section 3.4 of the ESA or otherwise. The Board had also delegated to the Special Committee the responsibility of determining the appropriate notice period, if any, based on its investigation and findings. As part of its responsibilities, the Special Committee's was charged with determining if the contracts are even valid and enforceable by Ms. Kivel. The Special Committee has also considered whether the Company may even have a remedy against Ms. Kivel for breach of contract or breach of fiduciary duty. These issues are canvassed in this response; however, it will require the further advice of counsel, and perhaps a corresponding court decision, to determine and ultimately enforce that determination if pursued by the Company.

(8.8)     Although you request that Ms. Kivel's termination, as a result of the Board resolutions of July 12, 2007, be reversed, it should be abundantly clear from this response that the Special Committee endorses the termination as reasonable and justified for cause. In anycase, the Special Committee's mandate is strictly limited to carrying out the functions described under (8.7). The Board's resolution is final on the matter of Ms. Kivel's termination and both you and Ms. Kivel have been clearly apprised of this from the beginning.

(8.9)     The Special Committee confirms that it has consulted with the Company's general corporate and securities counsel, Thomas J. Deutsch of Lang Michener LLP, regarding certain of the allegations made in the Reply to Directives. These allegations or perhaps, more appropriately described as admonitions or posturing for that matter, are repeated more explicitly in the email you forwarded to the writer on September 5, 2007. In particular, the allegations are that Ms. Kivel intends to go to the US SEC counsel in Washington D.C. to meet with them and report the Company for some sort of conduct, which you have indicated, may have contravened the Sarbanes-Oxley "whistle-blower" legislation. Ms. Kivel is apparently alleging that the Company refused to provide financial statements and engaged in retaliatory termination of Ms. Kivel's contracts for inquiring about the Company's financial statements. As stated above, and as evidenced by Ms. Kivel's prior communications with Mr. Barbon and the Company, these allegations are without merit and speak again to Ms. Kivel's inability to fully appreciate, understand and/or follow the public reporting process. This raises further competency issues regarding Ms. Kivel's ability to head a publicly traded company in the Special Committee's view. Also, in this regard the Special Committee has received confirmation from Company's security counsel that, from its review of the Company's regulatory filings and its corporate files, the Company is and continues to be, fully compliant with its applicable securities legislative and regulatory continuous disclosure requirements.

(8.10)   Further to the above, the Special Committee has determined that there is sound evidence that is clearly contrary to Ms. Kivel's allegations. First, the email of Vaughn Barbon dated June 27, 2007, and attached herewith, indicates that not only did Ms. Kivel have accurate quarterly reports reviewed by the Company auditor's at her disposal through electronic means, but Mr. Barbon also offered to send her the documents if she required. Ms. Kivel's own email of June 27, 2007 confirms that she believed she had the authority and was able to convene a Board meeting at a future proposed date. The Special Committee has found that the grounds for the termination of Ms. Kivel's contracts justified their termination for cause based on the facts, evidence and documents we have already obtained. We expect to receive further depositions from persons with first hand knowledge of the matters we have raised in this response letter. We are providing you with these findings and documentation (which we agree are only preliminary and will be considerably more extensive when and if this matter moves on to litigation), in an effort to try to reach an early resolution. It may not be possible, but in the Special Committee's view, it is worth the effort.

Effective Date of Termination of Ms. Kivel's Contract under the ESA Section 5.3 - August 20, 2007

9.        The Special Committee considers that Ms. Kivel's Reply to Directives was evasive, inaccurate and unresponsive. The Special Committee takes the position, based on the authority provided in the July 12, 2007 Board resolutions, that Ms. Kivel was effectively terminated under ESA Section 5.3 as of thirty (30) days from the Deemed Date of Delivery. That is, as of August 20, 2007. This conclusion may be moot in light of Ms. Kivel's recent email to Marcus Johnson dated September 12, 2007, which we attach hereto, wherein she confirms that she refuses to review and approve the Company filings with the SEC. Ms. Kivel's refusal to perform her functions as a Director on the grounds that she intends to resign constitutes, in the Special Committee's view, de facto notice of her resignation to the Company. The abdication of legally necessary functions in her position as Director is further support for the Special Committee that both sides appear to treat these contracts as terminated. Were it not for the conclusion of the Special Committee that the Company had proper cause under both the DEL and the ESA, the effective date of termination would be August 20, 2007, in our view.

Effective Date of Termination of Ms. Kivel's Contract under the ESA Section 3.4 - July 31, 2007

10.      The Special Committee finds Ms. Kivel was terminated for cause in the absence of any reasonable explanation by Ms. Kivel for the impugned conduct detailed under item 8 above, and in light of the evidence of Ms. Kivel's apparent refusal or neglect to provide any evidence to rebut the allegations surrounding the following issues, as outlined in the Directives:

(10.1)   Ms. Kivel's apparent inability or refusal to travel to Germany on Company business, due to some kind of pre-existing problem with German government officials;

(10.2)   Ms. Kivel's secret commission entitling her to a 5% beneficial interest in or option to, shares in Allied or in the Allied Property, upon the completion of a definitive financing agreement between the Company and Allied, without disclosing such interest to the Company. Also, Ms. Kivel's subsequent refusal to transfer her right to the 5% commission interest to the Company on the grounds such Allied Shares or interest in the Allied Property, is a corporate opportunity and therefore Company property. These claims are made pursuant to DEL Article 6; ESA Sections 5.3 - 5.5 and 6.1 - 6.3; and pursuant to applicable statutory and corporate laws which, as both you and Ms. Kivel should be fully aware, impose a fiduciary duty of loyalty and utmost good faith in all dealings on behalf of companies which engage them. These same fiduciary duties are also well established at common law.

(10.3)   Ms. Kivel's apparent knowledge and intentional withholding of information from the Company about the issues raised in item 8 above and in particular the Secret Commission and the German Deal, are further grounds for termination for cause both under the contacts and at common law for breach of fiduciary duty and the tort of deceit.

(10.4)   The issue of a secret commission on the Allied Deal was material to the Company at the time the parties entered into both the DEL and the ESA. According to the Adefehinti Statement, the Allied Commission was in existence since at least October 2006, well before Ms. Kivel's appointment as director on February 7, 2007. There was no excuse for Ms. Kivel, as an experienced attorney in the areas of corporate and business law, to not be aware of the duty to disclose any potential or existing conflicts of interest. This is legally required of any prospective appointee to the positions of Director, President and CEO. Ms. Kivel was expressly prohibited by law from obtaining an undisclosed benefit through her engagement as a director or executive officer of the Company. Ms. Kivel knew that she would only benefit from the Allied Commission if she was effective in bringing a funding partner to the Allied Deal. This conflict of interest was obvious to Ms. Kivel at the time she was negotiating with the Company on the DEL and the ESA. Ms. Kivel knew or ought reasonably to have known the obvious conflict of interest would be a material matter for the Company representatives when considering her appointment. The Special Committee believes it would only have been through Ms. Kivel's full and proper disclosure of such a conflict of interest that the Company representatives could have made an informed decision as to whether it was in the best interests of the Company to: (a) enter into the contracts with Ms. Kivel at all; and, (b) if so, on what terms and conditions. It is this initial deceit and her subsequent concealment of this material information by Ms. Kivel from the Company, which has led the Special Committee to conclude that beyond the mere remedy of termination for cause, there may be grounds under these special circumstances, for a court to find the contracts were be void ab initio. Not only would the court's decision to hold the contract voidable for Ms. Kivel's deceit, result in an absence of any entitlement to a claim by Ms. Kivel, but it would entitle the Company to damages against Ms. Kivel. More evidence is being sought on this issue.

(10.5)   The issue of Ms. Kivel receiving a finder's fee paid into a Swiss bank account for introducing the buyers in the AGR/Brochier deal to Hans (Heinz Koenig the broker) which has come under investigation and scrutiny by the German authorities, was also material. This was material information, which should have been disclosed to the Company representatives prior to entering into the contracts. It appears that Ms. Kivel's involvement in that transaction has interfered with her perceived ability to travel to Germany on Company business according to her statements to third parties including Richard Elliott-Square. In addition, as the Director, President and CEO of a public company engaged in international mining transactions, Ms. Kivel knew or ought reasonable to have known that she would be in a position of significant scrutiny by the public, press, regulatory authorities and business competitors of the Company. Therefore, adverse publicity over Ms. Kivel's involvement in a tainted enterprise like the German Deal would be of material interest to the Company representatives and ought reasonably to have been disclosed in full by Ms. Kivel at the earliest reasonable opportunity prior to her entering into the contracts with the Company. The Special Committee takes the position that the same issue of deceit arises with Ms. Kivel's failure to disclose this information to the Company at any time before or after she received the Directives. First, such failure to disclose is a breach of the duty of Ms. Kivel to disclose material information to the Company that would reasonably have affected its decision to engage Ms. Kivel as a Director, President and CEO. Not only is such failure to disclose on Ms. Kivel's part cause for the Company to termination of the contracts, but it might also be a further ground for the Company to seek recession of those contracts for a fundamental breach going to the root of contract itself. More evidence is being sought on this issue.

The Special Committee, has found there is evidence that was neither rebutted nor even explained by Ms. Kivel, which supports the termination of the contracts for cause. This constitutes reasonable grounds for termination of the ESA for cause by the Company, pursuant to Section 3.5. Therefore, under ESA Section 3.5, the Effective Date of Termination is ten (10) calendar days after the Deemed Date of Delivery of the Notice. The Special Committee takes the position, that Ms. Kivel's contract is deemed terminated ten (10) calendar days after the Deemed Date of Delivery, pursuant to ESA Section 3.5. This is July 31, 2007. The Special Committee is also of the view that Ms. Kivel's failure to disclose material information within her knowledge, at the outset of negotiations between her and the Company, may also give the Company grounds to rescind the contracts. The court may hold the contracts voidable for Ms. Kivel's failure to disclose material information, which she was legally obligated to disclose in good faith. If this is proven in court then Ms Kivel will be disentitled to compensation under the contracts, and it would likely give rise to a right of damages by the Company against her for its losses occasioned by engaging her as Director, President and CEO under the contracts. The Special Committee leaves it to legal counsel to determine the full measure of damages, which the Company may be able to claim against Ms. Kivel in that event.

Effective Date of Termination of Ms. Kivel's Appointment As Director Under DEL Clause 2 Agreed to be as Termination Date under the ESA Section 2.2 - July 31, 2007

11.      Section 2.2 of the ESA provided that the term of Ms. Kivel's Appointment as Director under the DEL "...will correspond in all respects to the Initial Term and any renewals or the termination of the General Services, as provided in Article 3 therein and pursuant to any applicable legislation or the requirements of Regulatory Authorities". On this basis and as provided in the DEL at clause 1, the Special Committee takes the position, with the approval and direction of the Board, that Ms. Kivel was terminated under ESA Section 3.5 effective ten (10) calendar days after the Deemed Date of Delivery, which is July 31, 2007. We therefore request Ms. Kivel provide her written resignation as Director, to the Company, effective as at July 31, 2007. We reserve any comment on what the effect would be on Ms. Kivel's directorship if the contracts were held to be voidable for the reasons discussed above.

The Special Committee based its findings and recommendations to the Board on the evidence and information provided from various sources.

Should you or your client, Ms. Kivel, feel there is some further information or extenuating circumstance which you feel is so significant or compelling that it should be brought to the attention of the Special Committee and thus to the Board's attention prior to the Company's final disposition of this matter, we request you do so within seven (7) days from the date of this email to you.

Yours Sincerely,

/s/ Bruce Paige

The Special Committee
Marcus M. Johnson and Bruce Paige

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